Exhibit 21

Subsidiaries of Bridgeway Acquisition Corp.

Dragons Soaring Limited, a British Virgin Island company

Huashi International Holdings Group Limited, a Hong Kong company

Huashida Information Consulting(Shenzhen) Co., Ltd, a Chinese company

Huludao Hefeng Rescue Equipment Co., Ltd., a Chinese company (variable interest entity/ controlled affiliate)